Exhibit 10.1

March 27, 2024

Michael G. Rhodes,

at the address on file with

Discover Financial Services.

Dear Michael,

This letter agreement (this “Agreement”), dated as of March 27, 2024 (the “Effective Date”) sets forth the terms we have agreed regarding your transition from Discover Financial Services (the “Company”), including your service through April 12, 2024 (the “Separation Date”) to support the Company’s transition to new leadership.

1.	Your Resignation

This letter confirms your resignation, effective as of April 1, 2024 (the “Transition Date”), as the Company’s Chief Executive Officer and President, as well as a member of the Company’s board of directors (the “Board”). It also confirms your resignation as a director and officer of Discover Bank (the “Bank”) and any other role you have at the Company, the Bank or their affiliates (except as Advisor, as set forth below), as of the Transition Date.

For the period between the Transition Date and the Separation Date, you will continue as an employee of the Company and serve as an Advisor to the Company’s Interim Chief Executive Officer and President. At the close of business on the Separation Date, your employment with the Company will end automatically without further action by you or the Company.

You agree to execute any further documentation the Company reasonably may request to evidence your resignation and transition of authority in this Section 1. Following your termination, you shall receive any vested accrued amounts to which you are entitled under the Company’s benefit plans and arrangements. The Company shall not terminate your service as Chief Executive Officer and President before the Transition Date without “Cause” (as defined in your Company equity awards).

The Company acknowledges that you are resigning from the Company and the Bank in order to accept an offer of employment as the chief executive officer of Ally Financial Inc.

2.	Your Compensation

During the remainder of your employment as Chief Executive Officer and President and during your employment as Advisor, you will continue to receive your base salary in effect prior to the Effective Date. For the avoidance of doubt, you will not be eligible to participate in the Company’s Short-Term Incentive Program with respect to the fiscal year ending December 31, 2024, eligible for additional equity grants from the Company or eligible for severance under the Company Severance Plan or the Company Change in Control Severance Policy in connection with your separation from the Company.

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3.	Your Long-Term Equity Awards

Your Company equity awards that are outstanding on the Effective Date shall be forfeited on the Separation Date, in accordance with their terms.

4.	Your Repayment Obligations

You will repay the pre-tax amounts of your make-whole cash award actually paid to you and transition award, in the aggregate amount of $843,500.00, on or within 30 days following the Separation Date, in accordance with Section 4.D. of the letter agreement, dated as of December 7, 2023, between you and the Company (the “Offer Letter”). The Company acknowledges and agrees that there is no “Applicable Amount” paid under the Offer Letter on the Separation Date that is repayable in accordance with Section 4.E. of the Offer Letter.

5.	Indemnification and Cooperation

During and after your employment, the Company will indemnify you in your capacity as an officer and a member of the Board (and advance expenses in connection therewith) to the fullest extent permitted by applicable law and the Company’s charter and by-laws and shall cover you under any directors’ and officers’ liability insurance policies applicable to senior management and/or Board members. You agree (whether during or after your employment) to reasonably cooperate with the Company in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to the Company and with respect to which you may have relevant knowledge. After your employment terminates, the Company shall pay or reimburse you for all reasonable expenses incurred in such cooperation, including travel reimbursement at the same levels as when you were chief executive officer and reasonable legal fees incurred if you in good faith believe independent legal counsel to be reasonably appropriate. You shall not be required to cooperate against your legal interests or the legal interests of any subsequent employer. The term “cooperation” does not mean that you must provide information that is favorable to the Company; it means only that you will provide information within your knowledge and possession upon the Company’s request.

6.	Governing Law

This Agreement shall be interpreted for all purposes in accordance with the laws of the State of Illinois, and any disputes shall be adjudicated in the State or Federal courts located in Chicago, Illinois.

7.	Non-Solicitation

For 180 days following the Separation Date, you may not, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), solicit, recruit, induce, entice or encourage any Company employee to leave the Company; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact during your employment with the Company. In the event of a breach or threatened breach of this Section 7, you agree that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, acknowledging that damages would be inadequate and insufficient. Notwithstanding the foregoing, nothing herein shall prevent you from general marketing or advertising or for placing general advertisements online or in the print media for the purpose of employee recruitment that are not directed at employees of the Company or from providing a reference to a third-party employer, upon request.

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8.	Non-Disparagement

To the fullest extent permitted by law, you agree not to make any defamatory or derogatory statements concerning the Company or any of its affiliates or predecessors and their respective directors and senior executives. The Company shall not in any official statement, press release or public announcement disparage you, and shall instruct its directors and senior executives to not make any defamatory or derogatory statements about you. Nothing in this section is intended to, and shall not, restrict or limit you from exercising your protected rights under Section 10 or applicable law. Nothing in this section shall prohibit either party from (a) making truthful statements to rebut false or misleading statements made about by one party (or the above-referenced entities or persons) about the other, (b) making truthful statements in connection with any legal process between you and any of the above-referenced entities or persons, or pursuant to court order, subpoena or government investigation or (c) making normal competitive statements.

9.	Confidentiality; Return of Property

In connection with your employment with the Company, you have had access to non-public information and materials concerning the business affairs of the Company, and/or its present or former partners, managing directors, shareholders, employees, agents, directors, officers, clients, or other third parties or the personal affairs of such individuals (“Confidential Information and Materials”), as well as other information and materials relating to the Company or its people that you are expected to handle discreetly. You agree to hold all Confidential Information and Materials in strict confidence and to not give, disclose, copy, reproduce, sell, assign, license, market or transfer Confidential Information and Materials to any person, firm or corporation, nor allow anyone to do so on Employee’s behalf. For avoidance of doubt, Confidential Information and Materials shall not include general know-how, professional knowledge, methods of operation, or other intangible information of a general nature with respect to the Company’s industry that you have developed over the course of your career. Nothing in this section is intended to, and shall not, restrict or limit you from exercising your protected rights under Section 10 or applicable law.

You agree that, promptly following the Separation Date, you will return to the Company all originals and copies of documents and other materials (in hard or electronic form) relating to the Company or containing or derived from Confidential Information and Materials which are in your possession or control. In addition, you agree to immediately return to the Company any property belonging to it (or any affiliate) that subsequently comes into your possession, custody or control. Notwithstanding the foregoing, you may retain your address book and your personal laptop, iPad and mobile phone (subject to the Company having a reasonable opportunity to “scrub” the foregoing for Confidential Information and Materials), and you shall be permitted to retain your calendars, personal correspondence and any information or documents reasonably necessary for the preparation of your personal tax returns.

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10.	Protected Disclosures

You understand that nothing contained in this Agreement or any other agreement with the Company, the Bank or its affiliates shall (a) prohibit you from making reports of possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (b) require notification or prior approval by the Company of any reporting described in clause (a). In addition, you are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

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Mr. Michael G. Rhodes	Page 5

We look forward to your contributions to the Company’s continued success.

Very truly yours,

/s/ Thomas G. Maheras
Name:	Thomas G. Maheras
Title:	Independent Chairman

I accept the terms and conditions of this letter.

Date:	March 27, 2024

/s/ Michael G. Rhodes
Michael G. Rhodes